WESTCORE TRUST

AMENDMENT NO. 3 TO

AMENDED AND RESTATED DECLARATION OF TRUST

            The undersigned, being all of the trustees of Westcore Trust (the “Trust”), a Massachusetts business trust created and existing under an Amended and Restated Declaration of Trust dated November 19, 1987, as amended July 16, 1990 and November 14, 2003 (the “Declaration of Trust”), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable and appropriate to cure an ambiguity in the Declaration of Trust, do hereby direct that this Amendment No. 3 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Declaration of Trust:

            1.  The second paragraph of Section 9.3 of the Declaration of Trust is amended by inserting the following sentence at the end of such paragraph:

            “For the purposes of this Section 9.3, representatives shall mean the officers of the Trust, as elected or appointed by the Trustees from time to time.”

            The foregoing amendment will become effective upon its filing with the Secretary of The Commonwealth of Massachusetts.  This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

-1 of 2-

            IN WITNESS WHEREOF, the undersigned execute this Amendment No. 3 to the Declaration of Trust as trustees and not individually this 19th day of February, 2010.

/s/ Mary K. Anstine
Mary K. Anstine

/s/ John A. DeTore
John A. DeTore

/s/ Jack D. Henderson
Jack D. Henderson

/s/ Rick A. Pederson
Rick A. Pederson

/s/ James A. Smith
James A. Smith

/s/ Douglas M. Sparks
Douglas M. Sparks

/s/ Robert L. Stamp
Robert L. Stamp

_________________________
Janice M. Teague

-2 of 2-